Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

W.W. Grainger, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Debt	Debt Securities	456(b)	(1)	(1)	(1)	(2)	(2)
457(r)
Fees Previously Paid	—	—	—	—	—	—	—	—
		Total Offering Amounts				—		—
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						—

(1)	An indeterminate aggregate initial offering price is being registered as may from time to time be issued at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is deferring payment of all of the registration fee.
(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrant is deferring payment of all of the registration fee.